                                IMAX CORPORATION
                                  EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

         This Employment Agreement dated and effective as of July 15, 1997 (the "Agreement"), is made between

70 MM INC.,
a corporation incorporated
under the laws of the State
of Delaware
(hereinafter referred to as "70MM")

                                                           OF THE FIRST PART

and

DAVID BEDFORD KEIGHLEY
of the City of Markham in the
Province of Ontario
(hereinafter referred to as the "Executive")

                                                           OF THE SECOND PART

and

IMAX CORPORATION,
a corporation incorporated
under the laws of Canada
(hereinafter referred to as the "Imax Corporation")
(Imax Corporation, together with all its subsidiaries and affiliates are hereinafter referred to as "Imax")

                                                           OF THE THIRD PART

         WHEREAS, Imax Corporation and 70MM wish to enter into this Agreement to engage the Executive to provide services to the 70MM, and the Executive wishes to be so engaged, pursuant to the terms and conditions hereinafter set forth;

         AND WHEREAS 70MM is an indirect wholly-owned subsidiary of Imax Corporation;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:
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                                       -2-

1.       EMPLOYMENT AND DUTIES

1.1. Employment. 70MM hereby employs the Executive, and the Executive hereby agrees to serve, as President of 70MM and Senior Vice President of Imax Corporation and the Executive hereby accepts the foregoing employment, all on the terms and conditions contained in this Agreement.

The Executive agrees to serve 70MM faithfully and to the best of his ability under the direction of the "Senior Operating Officer" of Imax Corporation. The Executive shall report to the "Senior Operating Officer" of Imax Corporation. Senior Operating Officer shall mean Chief Operating Officer, Chief Executive Officer, Vice Chairman or Chairman.

1.2. Exclusive Services. Except as may otherwise be approved in advance by the President and/or the Senior Operating Officer of Imax Corporation, the Executive shall devote his full working time throughout the Employment Term (as defined in Section 1.3) to the services required of him hereunder. The Executive shall render his services exclusively to 70MM during the Employment Term, and shall use his best efforts, judgment and energy to improve and advance the business and interests of Imax in a manner consistent with the duties of his position.

1.3. Term of Employment. The Executive's employment under this Agreement shall commence on the date hereof (the "Commencement Date") and shall terminate on the earlier of (i) the fifth anniversary of the Commencement Date, or (ii) termination of the Executive's employment pursuant to this Agreement. The period commencing as of the Commencement Date and ending on the fifth anniversary of the Commencement Date or such later date to which the term of the Executive's employment under this Agreement shall have been extended is hereinafter referred to as the "Employment Term". Executive agrees to notify Imax Corporation of his desire to renew this Agreement, on terms and conditions to be negotiated, on or before December 31, 2001. Imax Corporation agrees to advise Executive of its intention to renew this Agreement on or before December 31, 2001.

1.4. Place of Employment. During the Employment Term the Executive will principally work at 70MM's offices in Los Angeles and from time to time, as requested or as required by circumstance, at Imax Corporation's main offices in Mississauga and New York. It is anticipated that the Executive will spend some portion of his time in Imax Corporation's Mississauga area offices, but in no event will the Executive spend more than 180 days in Canada in any calendar year during the Employment Term. The Executive shall spend the balance of his working time in such location or locations as are necessary and appropriate for the performance of the duties of the Executive, subject to the reasonable direction of the Senior Operating Officer.

1.5. Reimbursement of Expenses. 70MM shall reimburse the Executive for reasonable travel and other business expenses incurred by him in the fulfilment of his duties hereunder in

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accordance with 70MM practices consistently applied. Without limitation, 70MM shall pay, or reimburse the Executive for, reasonable accommodation costs for the Executive in Toronto.

2.       COMPENSATION

2.1. Base Salary. During the Employment Term, the Executive shall be paid a base salary ("Base Salary") of US$212,405 in the first year of the Employment Term, US$223,025 in the second year of the Employment Term, US$234,176 in the third year of the Employment Term, US$245,885 in the fourth year of the Employment Term and US$258,179 in the fifth year of the Employment Term, payable no less frequently than monthly in accordance with 70MM's payroll practices. In respect of any year in which the Executive is employed pursuant to this Agreement less than the entirety of such year, the annual base salary of the Executive for such part year as he is employed hereunder shall be reduced proportionately based on the number of days he was actually employed hereunder.

2.2. Bonus. In addition to the Base Salary, for each year during the Employment Term (excluding fiscal 2002), the Executive shall be entitled to be paid and 70MM agrees to pay to the Executive a bonus of one-third of the Executive's base salary for such year (pro-rated as necessary to reflect any partial year worked) upon the attainment of the pre-tax profit threshold established as detailed in paragraph 2.3 below. The Executive will be entitled to be paid and 70MM agrees to pay to the Executive a further bonus for each year (or portion thereof) during which the Executive has performed services hereunder in an amount equal to 10% of the difference calculated by subtracting the pre tax profit threshold established in Section 2.3 below from 70MM's profit before taxes as confirmed by Imax's auditors for the financial year being considered. This bonus will also be pro-rated as necessary to reflect a partial year worked. Bonuses payable pursuant to these bonuses shall be calculated and paid not later than April 30 of the following year.

2.3      Pre Tax Profit Threshold

Pre tax profit threshold for purposes of determining bonuses to be paid pursuant to 2.2 above shall be as follows:

  Pre tax Profit Threshold                Applicable to Bonus
  for Financial Year Ending                  Payments Due
-----------------------------             -------------------
December 31, 1997 US$ 229,629               April 30, 1998
December 31, 1998 US$ 241,110               April 30, 1999
December 31, 1999 US$ 253,166               April 30, 2000
December 31, 2000 US$ 265,824               April 30, 2001
December 31, 2001 US$ 279,115               April 30, 2002

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                                       -4-

3.       EMPLOYEE BENEFITS

3.1. General. The Executive shall, during the Employment Term, receive employee benefits including vacation time, medical benefits, disability and life insurance, all at least consistent with those established by Imax Corporation for its other key employees at a level commensurate with that of the Executive. Without limitation, however, the Executive shall be entitled to the following benefits:

         (i) no less than five (5) weeks' paid vacation in the first year of the Employment Term and in accordance with Imax Corporation's policy for senior executives thereafter but in any event no less than 5 weeks in any year of the Employment Term;

         (ii) business class air travel within North America and internationally and the same class of travel enjoyed by executives more senior than the Executive, when travelling with these executives, subject to availability;

         (iii) such audio/visual, computer, fax, cellular telephone, paging services and other like equipment as may be necessary in connection with the performance of the Executive's responsibilities shall be made available to the Executive including, without limitation, a personal computer and necessary link-up equipment;

         (iv) reimbursement for the expenses of obtaining or maintaining the Executive's membership in the Society of Motion Picture and Television Engineers and the expenses of any memberships which in the reasonable opinion of the Executive are essential or necessary to enable him to perform his duties hereunder; and

         (iv)     standard Imax benefits for U.S. resident employees.

3.2. Automobile. In addition to the Base Salary, 70MM shall pay the Executive US $ 700 each month during the Employment Term as an allowance towards the cost to the Executive of an automobile for business and personal use (hereinafter referred to as the "Automobile Allowance"). In addition, the Executive will be reimbursed in respect of all reasonable out-of-pocket operating costs incurred in connection with such automobile.

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                                       -5-

4.       TERMINATION OF EMPLOYMENT

                  Definitions. As used in this Article 4, the following terms have the following meanings:

(a) "Termination Payment" means each of the following amounts to the extent that such amounts are due to be paid to and including the date upon which the Executive's employment is terminated (i) Base Salary, (ii) Automobile Allowance, (iii) unreimbursed business expenses, (iv) any amounts to be paid pursuant to the terms of any benefit plans of 70MM in which the Executive participates or pursuant to any policies of 70MM applicable to the Executive, and (vi) any outstanding vacation pay calculated up to and including such date.

(b) "Without Cause" means termination of the Executive's employment by 70MM other than for Cause (as defined in Section 4.2), death or disability (as set forth in Article 5).

4.1.     Termination without Cause.

4.1.1. General. Subject to the provisions of Sections 4.1.2, 4.1.3 and Article 6, if, prior to the expiration of the Employment Term, the Executive's employment is terminated by 70MM Without Cause, 70MM shall pay the Termination Payment then due to be paid within 30 days of the date of termination and shall continue to pay the Executive the Base Salary, and the Automobile Allowance for the duration of the Employment Term then remaining to a maximum of three (3) years, (such period being referred to hereinafter as the "Severance Period") either at such intervals as the same would have been paid had the Executive remained in the active service of 70MM, or, at the option of 70MM, by immediate payment to the Executive of the remaining Base Salary and Automobile Allowance which would be payable during the Severance Period. Upon such termination, the Executive shall also be entitled to continue to receive his employment benefits at 70MM's expense (to the extent paid for by 70MM as at the date of termination), other than those set forth in clauses 3.1 (ii) and (iii).

The Executive agrees that 70MM may deduct from any payment of Base Salary to be made during the Severance Period the benefit plan contributions which are to be made by the Executive during the Severance Period in accordance with the terms of all benefit plans for the minimum period prescribed by law. The Executive shall have no further right to receive any other compensation or benefits after such termination of employment except as are necessary under the terms of the employee benefit plans or programs of 70MM or as required by applicable law. Payment of Base Salary and the Automobile Allowance and the continuation of the aforementioned employee benefits during the Severance Period as outlined above shall be deemed to include all termination and severance pay to which the Executive is entitled pursuant to applicable statute law and common law. The date of termination of employment Without Cause shall be the date specified in a written notice of termination to the Executive.

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4.1.2.   Fair and Reasonable The parties confirm that notice and pay in lieu of notice provisions contained in Section 4.1.1 are fair and reasonable and the parties agree that upon any termination of this Agreement Without Cause, the Executive shall have no action, cause of action, claim or demand against 70MM or Imax or any other person as a consequence of such termination other than to enforce Section 4.1.1.

4.1.3. Conditions Applicable to the Severance Period. If, during the Severance Period, the Executive breaches his obligations under Article 7 of this Agreement, 70MM may, upon written notice to the Executive, terminate the Severance Period and cease to make any further payments described in Section 4.1.1.

4.2. Termination for Cause; Resignation. At any time prior to the expiration of the Employment Term the Executive's employment may be terminated by 70MM immediately upon notice for Cause. If, prior to the expiration of the Employment Term, the Executive's employment is terminated by 70MM for Cause, or the Executive resigns from his employment hereunder, other than circumstances constituting constructive dismissal, the Executive shall only be paid, within 15 days of the date of such termination or resignation, the Termination Payment, then due to be paid. The Executive shall have no further right to receive any other compensation or benefits after such termination or resignation of employment, except as determined in accordance with the terms of the employee benefit plans or programs of 70MM. The date of termination for Cause shall be the date specified in a written notice of termination to the Executive. The date of resignation shall be (i) the date specified in the written notice of resignation from the Executive to 70MM, or if no date is specified therein, 10 days (not including a Saturday, Sunday or statutory holiday in Ontario, Canada) after receipt by 70MM of such written notice or (ii) if no such notice is delivered to 70MM, the date determined by the Senior Operating Officer of Imax Corporation in good faith.

4.3. Cause. Termination for "Cause" shall mean termination of the Executive's employment because of:

         (i) the cessation of the Executive's ability to work legally in Canada or the United States other than for reasons within the Executive's reasonable control;

         (ii) any act or omission that constitutes a material breach by the Executive of any of his obligations under this Agreement;

         (iii) the continued failure or refusal of the Executive to perform the duties reasonably required of him as President of 70MM;

         (iv) any material violation by the Executive of any Canadian or United States Federal, provincial, state or local law or regulation applicable to the business of 70MM or Imax, which violation is injurious to the financial condition or business reputation of 70MM or Imax, or the Executive's conviction of a felony

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                                       -7-

                  or commission of an indictable offense for which he is not pardoned, or any perpetration by the Executive of a common law fraud; or

         (v) any other action by the Executive which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, 70MM or Imax, or which results in a violation by 70MM or Imax of any Canadian or United States Federal, provincial, state or local law or regulation applicable to the business of 70MM or Imax, which violation is injurious to the financial condition or business reputation of 70MM or Imax.

5.       DEATH OR DISABILITY

                  In the event of termination of employment by reason of death or Permanent Disability (as hereinafter defined), the Executive (or his estate, as applicable) shall be paid the Termination Payment then due to be paid within 30 days of the date of such termination of employment. Both the employment of the Executive and the entitlement of the Executive to be paid amounts under
Section 4.1.1, in respect of the Severance Period, shall terminate immediately and without notice upon his death or upon his Permanent Disability (as hereinafter defined). Any benefits thereafter shall be determined in accordance with the benefit plans maintained by 70MM, and 70MM shall have no further obligation hereunder. For purposes of this Agreement, "Permanent Disability" means a physical or mental disability or infirmity of the Executive that prevents the normal performance of substantially all his duties under this Agreement as an employee of 70MM, which disability or infirmity shall exist for any continuous period of 180 days.

6.       MITIGATION

                  Subject to Section 7.2, the Executive shall be required to mitigate the amount of any payment provided for in Section 4.1.1 (other than the Termination Payment) by seeking other employment or remunerative activity reasonably comparable to his duties hereunder, and any payment to be made by 70MM under Section 4.1.1 (other than the Termination Payment) will be reduced by the amount of the Executive's remuneration from such other employment or other activity during the Severance Period (whether paid or not to the Executive during such period). The Executive shall be required as a condition of any payment under Section 4.1.1 (other than the Termination Payment) promptly to disclose to 70MM any such mitigation compensation.

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7.       NON-SOLICITATION, CONFIDENTIALITY, NON-COMPETITION, GRANT OF RIGHTS

7.1. Non-solicitation. For so long as the Executive is employed by 70MM and continuing for one year thereafter, notwithstanding whether the Executive's employment is terminated with or without Cause or whether the Executive resigns, the Executive shall not, without the prior written consent of 70MM and Imax Corporation, directly or indirectly, for the Executive's own benefit or the benefit of any other person, whether as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than
Imax: (x) solicit or endeavour to entice away from Imax, any person or entity who is, or, during the then most recent 12-month period, was employed by, or had served as an agent or key consultant of, Imax; or (y) solicit, endeavour to entice away or gain the custom of, canvass or interfere in Imax's relationship with any person or entity who is, or was within the then most recent 12-month period, a customer or client (or reasonably anticipated to become a customer or client) of Imax and with whom the Executive had dealings during his employment with 70MM. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.2 Non-Competition For so long as the Executive is employed by 70MM and continuing for the period of time during which 70MM is obliged to pay any amounts to the Executive under Section 4.1.1 hereof (up to three years) after the date of the termination of the employment of the Executive with 70MM, notwithstanding whether the Executive's employment is terminated with or without Cause or whether the Executive resigns, the Executive shall not, without the prior written consent of Imax, directly or indirectly anywhere within Canada, the United States, Europe or Asia, as a sole proprietor, member of a partnership, stockholder or investor (other than a stockholder or investor owning not more than a 5% interest), officer or director of a corporation, or as a trustee, employee, associate, consultant, principal or agent of any person, partnership, corporation or other business organization or entity other than Imax, render any service to or in any way be affiliated with a competitor (or any person or entity that is, at the time the Executive would otherwise commence rendering services to or become, affiliated with such person or entity, reasonably anticipated to become a competitor) of Imax (a "Competitor"), which is principally engaged or reasonably anticipated to become principally engaged in designing or supplying large screen theatres, distributing projection and sound systems for large screen theatres or designing or supplying motion simulation theatres or producing or distributing films for motion simulation theatres or, where such Competitor is not principally engaged in these activities but carries on these activities as part of its business then the Executive shall not directly or indirectly provide services to such Competitor in connection with these activities. Subsequent to the period referenced above, the Executive shall be free to create and work within a "post production" business (whether or not incorporated), provided that, during the one year period following the period referenced above, no such "post-production" business shall be financed by, directly or indirectly, nor may the

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                                      -9-

Executive be directly or indirectly employed by, a direct competitor of Imax (including, without limiting the generality of the term "direct competitor", Iwerks Entertainment, Inc. or Showscan Entertainment Inc. or their successors and affiliates) in the large format film business. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof. "Post production" business is defined to include post production services related to large format motion pictures, including negative cutting, laboratory supervision, release print assembly and preparation, print quality assurance, print coating and rejuvenation, film storage and inventory control, supervision of optical effects, film production consultation, 35mm daily printdowns, color timing including V.I.S.T. timing, video mastering supervision and tape duplication and supply of ancillary products. Nothing in this provision restricts the Executive during the one year period referred to above from performing services for a direct competitor of Imax as a customer of a post production business.

7.3 Confidentiality. The Executive covenants and agrees with Imax that he will not at any time during employment hereunder or thereafter, except in performance of his obligations to 70MM hereunder or with the prior written consent of the President and/or Senior Operating Officer of Imax Corporation, directly or indirectly, disclose or use any secret or confidential information that he may learn or has learned by reason of his association with Imax. The term "confidential information" includes information not previously disclosed to the public or to the trade by Imax's management, or otherwise in the public domain, with respect to Imax's products, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, technical information, financial information, business plans, prospects or opportunities, but shall exclude any information which (i) is or becomes available to the public or is generally known in the industry or industries in which Imax operates other than as a result of disclosure by the Executive in violation of his agreements under this Section or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive confirms that all restrictions in this Section are reasonable and valid and waives all defences to the strict enforcement thereof.

7.4 Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Imax. All business records, papers and documents regardless of the form of their records kept or made by Executive relating to the business of Imax shall be and remain the property of Imax, and shall be promptly returned by the Executive to Imax upon any termination of employment.

7.5 Injunctive Relief. Without intending to limit the remedies available to Imax, the Executive acknowledges that a material breach of any of the covenants contained in Article 7 will result in material and irreparable injury to Imax for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Imax shall be entitled to seek a temporary restraining order and/or a preliminary, interim or permanent injunction restraining the Executive from engaging in activities prohibited by Article 7 or such other relief as may be required specifically

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                                      -10-

to enforce any of the covenants in Article 7. The Executive waives any defences to the strict enforcement by Imax of the covenants contained in Article 7. If for any reason it is held that the restrictions under Article 7 are not reasonable or that consideration therefor is inadequate, such restrictions shall be interpreted or modified to include as much of the duration and scope identified in Article 7 as will render such restrictions valid and enforceable.

7.6 Representation. The Executive represents and warrants that he is not subject to any non-competition covenant or any other agreement with any party which would in any manner restrict or limit his ability to render the services required of him hereunder.

7.7. Grant of Rights. The Executive hereby: (a) grants to Imax Corporation all copyrights, patent rights and other rights in all work furnished or created by the Executive during the Employment Term; (b) agrees to sign all documents which may be required to confirm Imax Corporation's absolute ownership of such work; (c) waives the moral rights associated with such work, within the meaning of the Canadian Copyright Act; and (d) grants the Corporation the rights to and to license others to use of the name, likeness, biography and other identifications of the Executive in connection with any and all uses and promotions of such work and derivatives thereof. Without limiting the generality of the foregoing, all rights of whatsoever nature and kind (now or hereafter known) in any projects developed or contributed to by the Executive pursuant to this Agreement shall be, from the inception of the creation thereof, the exclusive property of the Corporation, and for the purposes of the United States Copyright Act same shall be deemed to constitute "works-made-for-hire"; provided that in the event that for whatever reason the Executive retains any rights in any projects, the Executive hereby assigns same exclusively to Imax Corporation and free, clear and unencumbered.

8.       MISCELLANEOUS

8.1. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To 70MM:                               c/o Imax Corporation
                                       2525 Speakman Drive
                                       Mississauga, Ontario
                                       L5K 1B1

                                       Telecopier No:            905-403-6468

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                                      -11-

To Imax Corporation:                   Imax Corporation
                                       2525 Speakman Drive
                                       Mississauga, Ontario
                                       L5K 1B1

                                       Telecopier No.:           (905) 403-6468
                                       Attention:                General Counsel

To the Executive:                      David Keighley
                                       7 McCarty Crescent
                                       Markham, Ontario
                                       L3P 4R4

All such notices shall be conclusively deemed to be received and shall be effective, (i) if sent by hand delivery, upon receipt or (ii) if sent by registered or certified mail, on the fifth day after the day on which such notice is mailed.

8.2. Severability. Each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. The parties agree that Section 7 shall survive the termination of this Agreement.

8.3. Assignment. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of 70MM and Imax Corporation, if any are permitted by law and provided that 70MM and Imax Corporation and its assignee shall each remain liable to the Executive in the event of any assignment, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Executive.

8.4. Entire Agreement: Amendment. In addition to the letter between the parties dated May 27, 1997, this Agreement represents the entire agreement of the parties and shall supersede any and all previous contracts, arrangements or understandings between 70 MM and Imax Corporation and the Executive. This Agreement may only be amended at any time by mutual written agreement of the parties hereto.

8.5. Withholding. The payment of any amount pursuant to this Agreement shall be subject to any applicable withholding and payroll taxes, and such other deductions as may be required under applicable law or 70MM's employee benefit plans, if any.

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                                      -12-

8.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein without regard to principles of conflicts of laws.

         IN WITNESS WHEREOF, 70MM, Imax Corporation and the Executive have duly executed and delivered this Agreement as of the day and year first above written.

                                        IMAX CORPORATION:

                                        By: "John M. Davison"
                                            ------------------------------------
                                            Name: John M. Davison
                                            Title: Executive Vice President
                                            & Chief Financial Officer

                                        By: "G. Mary Ruby"
                                            ------------------------------------
                                            Name: G. Mary Ruby
                                            Title: Vice President, Legal Affairs

                                        70 MM INC.

                                        By: "G. Mary Ruby"
                                            ------------------------------------
                                            Name: G. Mary Ruby
                                            Title: Vice President, Legal Affairs

SIGNED, SEALED AND DELIVERED            EXECUTIVE:
in the presence of:

"Beverly Harrison"                      "David Bedford Keighley"
----------------------------            ----------------------------------------
Witness                                 David Bedford Keighley